                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 TENNECO INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                                     N/A
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4) Proposed maximum aggregate value of transaction:


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    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

TENNECO INC
1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000                                                    [TENNECO LOGO]

                                                                   April 4, 1997

To the Shareowners of Tenneco Inc.:

     The Annual Meeting of Shareowners of the Company will be held Tuesday, May 13, 1997, at 10:30 a.m. in the First Chicago Center, Conference & Theatre Level, One First National Plaza, Chicago, Illinois. A Notice of the meeting, a Proxy and a Proxy Statement containing information about the matters to be acted upon are enclosed.

     Holders of Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

     A record of the Company's activities for the year 1996 is contained in the Annual Report to Shareowners. We urge each shareowner who cannot attend the Annual Meeting to please assist us in preparing for the meeting by completing, executing and returning your Proxy promptly.

                                               Very truly yours,

                                                         Dana G. Mead

                                                         DANA G. MEAD

                                                 Chairman and Chief Executive
                                                            Officer

TENNECO INC
1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000                                                      TENNECO LOGO

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREOWNERS
                                  MAY 13, 1997

     The Annual Meeting of Shareowners of Tenneco Inc. will be held in the First Chicago Center, Conference & Theatre Level, One First National Plaza, Chicago, Illinois, on Tuesday, May 13, 1997, at 10:30 a.m., Chicago time.

     The purposes of the meeting are:

     1. To elect four Directors for a term to expire at the 2000 Annual Meeting of Shareowners;

     2. To approve the appointment of Arthur Andersen LLP as independent public accountants for the year 1997; and

     3. To act upon such other matters as may be properly brought before the meeting affecting the business and affairs of the Company.

     The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of Common Stock of record at the close of business on March 14, 1997, are entitled to vote at the meeting. A list of these shareowners will be available for inspection for 10 days preceding the meeting at the First Chicago Center, Theatre Office, Suite 0399, One First National Plaza, Chicago, Illinois, and will also be available for inspection at the meeting.

     Each shareowner who does not expect to attend the meeting is urged to complete, date, and sign the enclosed Proxy and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States.

                                            By Order of the Board of Directors

                                                      KARL A. STEWART
                                                         Secretary

Greenwich, Connecticut
April 4, 1997

TENNECO INC                                                         Tenneco Logo

1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000

                                                                   April 4, 1997

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation on behalf of the Board of Directors of the Company of Proxies to be voted at the Annual Meeting of Shareowners on May 13, 1997, for the purposes set forth in the accompanying Notice of the meeting. Holders of Common Stock of record at the close of business on March 14, 1997, will be entitled to vote at the Annual Meeting. Each share is entitled to one vote. Shares represented by Proxies will be voted at the Annual Meeting. At March 14, 1997, there were 171,655,955 shares of Common Stock outstanding and entitled to vote. This Proxy Statement is first being mailed to shareowners on or about April 4, 1997.

     The Company was incorporated on August 26, 1996, under the name "New Tenneco Inc." as a wholly owned indirect subsidiary of the company then known as Tenneco Inc. ("Old Tenneco"). During the latter portion of 1996, Old Tenneco undertook a series of transactions whereby the businesses and assets of Old Tenneco were restructured so that the assets, liabilities and operations of Old Tenneco's automotive parts and packaging operations and Old Tenneco's administrative services businesses were owned and operated by the Company, and the assets, liabilities and operations of Old Tenneco's shipbuilding business were owned and operated by Newport News Shipbuilding Inc., another wholly owned subsidiary of Old Tenneco ("Newport News"). Following this internal restructuring, on December 11, 1996, Old Tenneco spun-off the Company and Newport News by distributing all of the common stock of each company to Old Tenneco's shareowners (the "Distribution"). Following the Distribution, on December 12, 1996, a wholly owned indirect subsidiary of El Paso Natural Gas Company ("El Paso") was merged (the "Merger") into Old Tenneco (which then consisted solely of Old Tenneco's remaining active businesses and certain discontinued operations), with Old Tenneco surviving the merger as a subsidiary of El Paso, and with the Company succeeding to the name "Tenneco Inc." Unless the context otherwise requires, references to the "Company" for periods prior to the Distribution are to Old Tenneco.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     The Board of Directors presently consists of 11 members, divided into three classes. The following four nominees (Class I), each of whom currently serves as a director of the Company, are proposed to be elected at this Annual Meeting to serve for a term to expire at the 2000 Annual Meeting of Shareowners and until their successors are chosen and have qualified. Seven directors will continue to serve as set forth below. The persons named as proxy voters in the accompanying Proxy, or their substitutes, will vote for the nominees for directors, each of whom has been designated as such by the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, another person or other persons who may be nominated will be voted for at the discretion of the proxy voters. Directors are elected by the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and authorized to vote on the matter.

     Brief statements setting forth the age (at April 4, 1997), the principal occupation, employment during the past five years, the year in which first elected a director, and other information concerning each nominee and the remaining directors appear below.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
    FOR THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                                   (CLASS I)

[Mark Andrews photo]            Mark Andrews has been Chairman of Andrews
                                Associates, Inc., a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate.
                                He is also a Director of Union Storage Co. and Case Corporation. Mr. Andrews is 70 and has been a Director of the Company since 1987. He is a member of the Compensation and Benefits
                                Committee and the Nominating and Management
                                Development Committee.

[W. Michael Blumenthal photo]   W. Michael Blumenthal was a senior advisor to
                                Lazard Freres & Co. L.L.C., an investment banking firm, from 1995 through 1996 and was a limited partner of that firm from April 1990 through December 1994. Prior to that time he was Chairman of Unisys Corporation, a manufacturer of business information systems, and had been an executive officer of that company for more than five years. He is also a director of Daimler-Benz InterServices (debis) AG. Mr.
                                Blumenthal is 71 and has been a Director of the Company since 1985. He is a member and the Chairman of the Nominating and Management
                                Development Committee.

                                ------------------------------------

[Belton Johnson Photo]          Belton K. Johnson is engaged in investments and
                                has pursued such interests for more than five years. He is also a director of AT&T Corp.

                                Mr. Johnson is 67 and has been a Director of the Company since 1979. He is a member of the Executive Committee and the Compensation and Benefits Committee.

                                ------------------------------------

[William Weiss Photo]           William L. Weiss has been Chairman Emeritus of
                                Ameritech Corporation, a telecommunications and information services company, since 1994, formerly serving as Chairman and Chief Executive
                                Officer of that company for more than ten years.
                                Mr. Weiss is a director of Abbott Laboratories, Inc., Merrill Lynch & Co., Inc. and the Quaker
                                Oats Company.

                                Mr. Weiss is 67 and has been a Director of the Company since 1994. He is a member of the Audit Committee.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
      TERM EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS (CLASS II)

Kathryn Eickhoff Photo          M. Kathryn Eickhoff has been President of Eickhoff
                                Economics, Inc., a consulting firm, since 1987. From 1985 to
                                1987, she was Associate Director for Economic Policy for the
                                U.S. Office of Management and Budget, and prior to 1985 was
                                Executive Vice President and Treasurer of Townsend-Greenspan
                                & Co., Inc., an economic consulting firm. She is also a
                                director of AT&T Corp., Pharmacia & Upjohn, Inc. and Fleet
                                Bank, NA.
                                Ms. Eickhoff is 57 and has been a Director of the Company
                                since 1987 and is a member of the Executive Committee, Audit
                                Committee, and Nominating and Management Development
                                Committee. She previously served as a member of the Board of
                                Directors from 1982 until her resignation to join the Office of Management and Budget in 1985.
                                        ------------------------------------
Peter Flawn Photo               Peter T. Flawn is a former President of The University of
                                Texas at Austin, having served in such capacity for more
                                than five years preceding his retirement in 1985. He is also a director of El Paso Energy, Inc., National Instruments
                                Corp., Harte-Hanks Communications, Inc., Global Marine Inc.
                                and Input/Output, Inc.
                                Dr. Flawn is 71 and has been a Director of the Company since
                                1980. He is a member of the Executive Committee and is a
                                member and the Chairman of the Audit Committee.
                                        ------------------------------------
John McCoy Photo                John B. McCoy is Chairman and Chief Executive Officer of
                                Banc One Corporation, a bank holding company, and has served in that position since 1987, prior to which he was President of that company from 1983. He is a director of Cardinal
                                Health, Inc., the Federal Home Loan Mortgage Corporation,
                                and Ameritech Corporation.
                                Mr. McCoy is 53 and has been a Director of the Company since
                                1992. He is a member of the Compensation and Benefits
                                Committee.

                                Dana G. Mead is Chairman and Chief Executive Officer of the
Dana Mead Photo                 Company and has served as an executive officer of the
                                Company since April 1992, when he joined the Company as
                                Chief Operating Officer. Prior to joining the Company, Mr.
                                Mead served as an Executive Vice President of International
                                Paper Company, a manufacturer of paper, pulp and wood
                                products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Unisource
                                Worldwide, Inc., Baker Hughes Incorporated, Textron Inc.,
                                Newport News Shipbuilding Inc., and Case Corporation.
                                Mr. Mead is 61 and has been a Director of the Company since
                                1992. He is a member and the Chairman of the Executive
                                Committee.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
      TERM EXPIRING AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS (CLASS III)

                                Henry U. Harris, Jr., since 1992, has been Vice Chairman
Henry Harris Photo              Emeritus of Smith Barney Inc., an investment banking firm, and for more than five years prior to which he served as an executive officer of that firm.
                                Mr. Harris is 70 and has been a Director of the Company
                                since 1968. He is a member of the Audit Committee, the
                                Executive Committee, and the Nominating and Management
                                Development Committee.

                                Clifton R. Wharton, Jr., served as Chairman and Chief
Clifton Wharton Photo           Executive Officer of Teachers Insurance and Annuity
                                Association and the College Retirement Equities Fund from
                                1987 to 1993 and as Deputy Secretary of State, U.S.
                                Department of State, from January to November of 1993. From
                                1978 to 1987, he served as Chancellor of the State
                                University of New York System. From 1970 to 1978, Dr.
                                Wharton served as President of Michigan State University.
                                Prior to 1970 he spent 22 years working in foreign economic and agricultural development in Latin America and Southeast
                                Asia for the Rockefeller family philanthropic interests. He is also a director of the TIAA Board of Overseers, Ford
                                Motor Company, the New York Stock Exchange, Inc., and
                                Harcourt General, Inc.
                                Dr. Wharton is 70 and has been a Director of the Company
                                since 1994. He is a member and the Chairman of the
                                Compensation and Benefits Committee.

                            ------------------------------------

                                Sir David Plastow is Chairman of the Medical Research
David Plastow Photo             Council, which promotes and supports research and
                                post-graduate training in the biomedical and other sciences.
                                He served as Chairman of Inchcape plc from June 1992 to
                                December 1995 and Chairman and Chief Executive Officer of
                                Vickers plc, an engineering and manufacturing company
                                headquartered in London, from January 1987 to May 1992. He is also a director of Lloyds TSB Group Plc and FT Everard &
                                Sons Limited.
                                Sir David Plastow is 64 and has been a Director of the
                                Company since May 1996, and previously served as a member of the Board of Directors from 1985 until 1992. He is a member of the Compensation and Benefits Committee and the
                                Nominating and Management Development Committee.

STOCK OWNERSHIP

                                   MANAGEMENT

     At January 31, 1997, the number of shares of Common Stock of the Company beneficially owned by (i) each director or nominee for director, (ii) each of the executive officers whose names are set forth on the Summary Compensation Table at page 11, and (iii) all executive officers, directors, and nominees for director as a group, were as follows:

                                                                  SHARES OF COMMON
                         DIRECTORS                              STOCK OWNED(1)(2)(3)
                         ---------                              --------------------
Mark Andrews................................................            11,271
W. Michael Blumenthal.......................................            10,058
M. Kathryn Eickhoff.........................................             6,980
Peter T. Flawn..............................................             4,150
Henry U. Harris, Jr.........................................            11,827
Belton K. Johnson...........................................            11,939
John B. McCoy...............................................             4,758
Dana G. Mead................................................           450,928
Sir David Plastow...........................................             2,400
William L. Weiss............................................             3,825
Clifton R. Wharton, Jr......................................             4,590
EXECUTIVE OFFICERS
------------------
Paul T. Stecko..............................................            72,810
Theodore R. Tetzlaff........................................            87,623
Stacy S. Dick...............................................            72,951
Robert T. Blakely...........................................            95,097
All executive officers and directors or nominees as a
  group(4)..................................................         1,202,669

------------
(1) Each director or nominee and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as set forth in note (2) below) as set forth in this column, except for (i) shares that are held in trust for each director and executive officer under the Company's restricted stock plans, and (ii) shares that executive officers of the Company have the right to acquire pursuant to the Company's Stock Ownership Plan.

(2) Includes shares that are: (i) held in trust under the Company's restricted stock plan; at January 31, 1997, Messrs. Mead, Tetzlaff, Dick, and Blakely held 21,015; 5,535; 5,535 and 4,425 restricted shares, respectively, under the Company's restricted stock plans, and Ms. Eickhoff and Messrs. Andrews, Blumenthal, Flawn, Harris, Johnson, McCoy, Weiss, and
                                             (Notes continued on following page)

     Wharton held 3,283; 5,867; 6,503; 300; 300; 5,828; 1,908; 1,975; and 2,240
     restricted shares, respectively, under the Company's Directors restricted stock program and (ii) subject to options, which were granted under the Company's stock option plan, and are exercisable at January 31, 1997, or within 60 days of said date, for Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely, to purchase 348,307; 52,633; 44,118; 38,316; and 42,193 shares, respectively.

(3) Less than one percent of the outstanding shares of the Company's Common
    Stock.

(4) Includes 720,397 shares that are subject to options that are exercisable within 60 days of January 31, 1997, by all executive officers and directors of the Company as a group, and includes 64,724 shares that are held in trust under the Company's restricted stock plan, and the Company's Directors restricted stock program, for all executive officers and directors of the Company as a group.

                              CERTAIN STOCKHOLDERS

     The following table sets forth, as of March 14, 1997, the name, address and Common Stock ownership for each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock (the only class of voting securities outstanding).

                 NAME AND ADDRESS                     SHARES OF COMMON    PERCENT OF COMMON
              OF BENEFICIAL OWNER(1)                   STOCK OWNED(1)     STOCK OUTSTANDING
              ----------------------                  ----------------    -----------------
Oppenheimer Group, Inc............................       19,128,142(2)          11.1%(2)
  Oppenheimer Tower
  World Financial Center
  New York, New York 10281
The Capital Group Companies, Inc..................        9,286,300(3)           5.4%(3)
  and Capital Research and
  Management Company
  333 South Hope Street
  Los Angeles, California 90071
Barrow, Hanley, Mewhinney.........................        9,295,200(4)           5.4%(4)
  & Strauss, Inc.
  One McKinney Plaza
  3232 McKinney Avenue
  15th Floor
  Dallas, Texas 75204-2429

                                                       (Notes on following page)

------------

(1) The foregoing information is based on information contained in filings made with the Securities and Exchange Commission.

(2) Includes 19,062,721 shares beneficially owned by Oppenheimer Capital. Oppenheimer Group, Inc. and Oppenheimer Capital have each indicated that they have shared voting and shared dispositive power with respect to the Common Stock beneficially owned by them.

(3) Capital Research and Management Company ("Research") is a subsidiary of The Capital Group Companies, Inc. ("Capital"). Capital and Research have each indicated that they have sole dispositive power (but not sole or shared voting power) over the shares beneficially owned by them.

(4) Barrow, Hanley, Mewhinney & Strauss, Inc. has indicated that it has sole voting power over 2,404,900 shares, shared voting power over 6,890,300 shares, and sole dispositive power over 9,295,200 shares.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1996 the Board of Directors held one meeting and on three occasions took action by unanimous written consent. Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board on which the director served. In addition, during 1996 the members of the Company's Board of Directors served as directors of Old Tenneco, and held Board and Committee meetings as set forth on the following page.

     There are four standing committees of the Board of Directors, which have the following described responsibilities and authority.

     The Audit Committee has the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and the independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process and (v) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with the Company's business ethics and other policies. No meetings of the Audit Committee were held in 1996 (see following page for information concerning committee meetings of Old Tenneco during 1996).

     The Compensation and Benefits Committee has the responsibility, among other things, to (i) establish the salary rate of officers and employees of the Company and its subsidiaries, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare and pension plans and compensation plans of the Company. One meeting of the

Compensation and Benefits Committee was held in 1996, and on one occasion the Compensation and Benefits Committee took action by unanimous written consent (see below for information concerning committee meetings of Old Tenneco during 1996).

     The Nominating and Management Development Committee has the responsibility, among other things, to (i) review possible candidates for members of the Board of Directors and recommend a slate of nominees for election as directors at the Company's annual shareowners' meeting, (ii) review the function and composition of the other committees of the Board of Directors and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company. No meetings of the Nominating and Management Development Committee were held in 1996 (see below for information concerning committee meetings of Old Tenneco during 1996).

     The Executive Committee has, during the interval between the meetings of the Board of Directors, the authority to exercise all the powers of the Board that may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. No meetings of the Executive Committee were held in 1996.

     Also, during 1996 and prior to the Distribution, the members of the Company's Board of Directors served as directors of Old Tenneco which held 13 meetings of the Board of Directors, six meetings of the Audit Committee, four meetings of the Compensation and Benefits Committee, and two meetings of the Nominating and Management Development Committee (see page 1 of this proxy statement for a discussion of the reorganization of Old Tenneco).

     A shareowner of the Company may nominate persons for election to the Board of the Company if the shareowner submits such nomination, together with certain related information required by the Company's By-Laws, in writing to the Secretary of the Company not less than 50 days nor more than 75 days prior to the date of any annual meeting of shareowners.

EXECUTIVE COMPENSATION

     The following table sets forth the remuneration paid by the Company (i) to the Chairman of the Board and Chief Executive Officer and (ii) to each of the four most highly compensated key executive officers of the Company, other than the Chairman of the Board and Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated. The table shows amounts earned by such persons in all capacities in which they served and includes compensation paid or accrued by Old Tenneco or by subsidiaries of Old Tenneco (including the Company and certain subsidiaries of the Company) prior to the effective date of the Distribution (see page 1 of this proxy statement for a discussion of the reorganization of Old Tenneco).

                                           ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                 ---------------------------------------   ------------------------------------
                                                                                   AWARDS             PAYOUTS
                                                                           -----------------------   ----------
                                                                 OTHER                               LONG-TERM       ALL
                                                                ANNUAL     RESTRICTED                INCENTIVE      OTHER
                                                                COMPEN-      STOCK                      PLAN       COMPEN-
  NAME AND PRINCIPAL POSITION    YEAR   SALARY(1)    BONUS     SATION(2)   AWARDS(3)    OPTIONS(4)   PAYOUTS(5)   SATION(6)
  ---------------------------    ----   ---------    -----     ---------   ----------   ----------   ----------   ---------
Dana G. Mead                     1996   $990,375    $900,000    $815,217          --     213,000     $2,500,000    $153,256(7)
Chairman and Chief               1995   $957,375    $800,000    $310,436          --     100,000(7)          --    $149,972(7)
 Executive Officer               1994   $878,178    $900,000    $149,109    $647,256     100,000             --    $142,967

Paul T. Stecko                   1996   $426,258    $450,000    $32,400           --     120,000     $1,200,000    $ 32,767
Chief Operating                  1995   $381,546    $300,000    $21,027           --      24,000             --    $ 31,975
 Officer(8)                      1994   $320,004    $200,000    $200,725    $269,690      16,000             --    $ 30,606

Theodore R. Tetzlaff             1996   $400,000    $350,000    $28,350           --      93,300     $1,050,000    $ 25,782(7)
General Counsel                  1995   $400,000    $350,000    $14,400           --      18,000(7)          --          --(7)
                                 1994   $400,000    $300,000    $   307     $539,380      16,000             --          --

Stacy S. Dick                    1996   $412,833    $280,000    $414,164          --      93,300     $1,050,000    $ 43,178
Executive Vice President         1995   $377,737    $280,000    $32,473           --      14,000             --    $ 31,433
                                 1994   $343,560    $235,000    $   583     $215,752      12,000             --    $ 24,927

Robert T. Blakely                1996   $433,300    $250,000    $404,015          --      80,000     $ 900,000     $ 62,308
Executive Vice President         1995   $422,760    $230,000    $18,838           --      16,000             --    $ 44,571
 and Chief Financial Officer     1994   $407,640    $230,000    $   583     $230,585      15,675             --    $ 44,144

------------

(1) Includes base salary plus amounts paid in lieu of Company matching contributions to the Thrift Plan.

(2) Includes amounts attributable to (i) the value of personal benefits provided by the Company to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Company owned property, membership dues, assistance provided to such persons with regard to financial, tax and estate planning, and relocation expenses, (ii) reimbursement for taxes, and (iii) amounts paid as dividend equivalents on performance share equivalent units under the Company's Stock Ownership Plan ("Dividend Equivalents"). The amount of each such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by the Company, reimbursement for taxes and amounts paid as

                                             (Notes continued on following page)

    Dividend Equivalents to the individuals named in the table was as follows:
    During 1996: $378,755 in relocation expenses, $247,105 for reimbursement for taxes, and $67,500 in Dividend Equivalents paid to Mr. Mead; $32,400 and $28,350 in Dividend Equivalents for Messrs. Stecko and Tetzlaff, respectively; $68,652 for use of Company owned property, $165,499 in relocation expenses, $134,447 for reimbursement for taxes, and $28,350 in Dividend Equivalents paid to Mr. Dick; and $257,407 in relocation expenses, $66,356 in reimbursement for taxes, and $24,300 in Dividend Equivalents paid to Mr. Blakely. During 1995: $137,552 for use of Tenneco owned property, $96,605 for reimbursement for taxes, and $40,000 in Dividend Equivalents paid to Mr. Mead; $1,827, $18,073, and $4,438 for reimbursement for taxes and $19,200, $14,400, and $14,400 in Dividend Equivalents for Messrs. Stecko, Dick, and Blakely, respectively; and $14,400 in Dividend Equivalents paid to Mr. Tetzlaff; During 1994: $57,540 for use of Tenneco owned property and $50,606 for reimbursement for taxes for Mr. Mead; $100,795 in relocation expenses, and $59,954 in reimbursement for taxes for Mr. Stecko; and $307, $583, and $583 for reimbursement for taxes for Messrs. Tetzlaff, Dick, and Blakely, respectively.

(3) Includes the dollar value of grants of restricted stock made pursuant to Old Tenneco's benefit plans based on the price of that company's common stock on the date of grant. On November 1, 1996, all restricted shares of Old Tenneco common stock and all performance share unit equivalents relating to Old Tenneco common stock were vested and distributed to the plan participants in accordance with the terms of the Amended and Restated Merger Agreement, among El Paso, El Paso Subsidiary and Old Tenneco, dated as of June 19, 1996, (the "Merger Agreement"), and the Distribution Agreement, among Old Tenneco, the Company, and Newport News, dated as of November 1, 1996, as amended (the "Distribution Agreement").

(4) The number of options granted in 1996 to each of the persons named represents two-thirds of a three year award. The remaining one-third will be granted in 1997. No future option awards are planned for these persons until the year 2000. For 1996 the number of options does not include options previously granted by Old Tenneco (the "Previously Granted Options") and converted (the "Converted Options") into options to purchase shares of the Company's Common Stock. A description of the Converted Options is set forth under footnotes (1) and (5) to the table entitled "Option Grants in 1996" on page 14. For 1995 and 1994 the number of options reflects unconverted Previously Granted Options.

(5) For 1996 the amounts attributed to LTIP Payouts represent the value of performance share equivalent units for Old Tenneco that were vested and distributed as shares of Old Tenneco common stock on November 1, 1996, pursuant to the Merger Agreement and the Distribution Agreement. The value stated is the average of the high and low trading prices of a share of Old Tenneco common stock on November 1, 1996, the date the performance restrictions were removed. Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely received 50,000; 24,000; 21,000; 21,000; and 18,000 shares of Old Tenneco common stock,

                                             (Notes continued on following page)
    respectively, as a result of the Distribution (of such amount, certain shares were acquired by the Company in satisfaction of tax obligations and the remainder of such shares, now Common Stock of the Company, are held by the named individual). Under current guidelines for stock ownership, Mr. Mead is required to own shares of the Company's Common Stock approximately equal to seven times his salary; and Messrs. Stecko, Tetzlaff, Dick, and Blakely are required to own shares approximately equal to four times their respective salaries.

(6) Includes amounts attributable during 1996 to benefit plans of the Company as follows:

     (a) The amounts contributed pursuant to the Thrift Plan for the accounts of Messrs. Mead, Stecko, Dick, and Blakely were $4,750; $5,350; $4,833; and $9,500, respectively.

     (b) The amounts accrued under the Deferred Compensation Plan, together with adjustments based upon changes in the Consumer Price Index for All Urban Households, as computed by the Bureau of Labor Statistics, for Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely were $113,744; $24,118; $25,782; $33,167; and $43,780, respectively.

     (c) Amounts imputed as income for federal income tax purposes under the Company group life insurance plan for Messrs. Mead, Stecko, Dick, and Blakely were $34,762; $3,299; $5,178; and $5,083, respectively.

     (d) The amount paid pursuant to the Benefits Equalization Plan to Mr. Blakely was $3,945.

(7) Prior to March 13, 1996, Case Corporation (an affiliate of the Company until March 13, 1996, when the Company and its subsidiaries sold their remaining ownership interest in Case Corporation in an underwritten public offering) paid Messrs. Mead and Tetzlaff, as directors of Case Corporation, a director's meeting attendance fee of $1,000. During 1995 Messrs. Mead and Tetzlaff, were granted an option to purchase 1,000 shares of Case Corporation common stock ("Case Common Stock") at a purchase price of $21.125 per share. These options become exercisable on January 1, 1998, and expire January 1, 2005. Also, during 1995, as directors of Case Corporation, Messrs. Mead and Tetzlaff each received an annual director's fee of $20,000 and meeting attendance fees of $4,000. In addition, Mr. Tetzlaff received from Case Corporation an additional $3,000 for attendance at the Case Compensation Committee meetings. Messrs. Mead and Tetzlaff elected to receive their annual director fees in Case Common Stock. The amounts in the above table do not include the payments from Case Corporation to Tenneco.

(8) Mr. Stecko was elected as Chief Operating Officer of the Company on January 21, 1997, and also continues to serve as President and Chief Executive Officer of Tenneco Packaging Inc., holding such office since December 1993. With his appointment as Chief Operating Officer of the Company, the packaging and automotive parts businesses of the Company report to Mr. Stecko.
                            ------------------------

                             OPTION GRANTS IN 1996

     The following table sets forth the number of stock options that were granted by the Company during 1996 to the persons named in the Summary Compensation Table.

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                         % OF TOTAL
                          OPTIONS         OPTIONS
                          GRANTED        GRANTED TO
                          (NO. OF        EMPLOYEES    EXERCISE OR
                          SHARES)        IN FISCAL     BASE PRICE    EXPIRATION      GRANT DATE
         NAME            (1)(2)(5)          YEAR      PER SHARE(3)      DATE      PRESENT VALUE(4)
         ----            ---------       ----------   ------------   ----------   ----------------
Dana G. Mead...........    213,000          3.7%         $45.31         2016         $3,188,610
Paul T. Stecko.........    120,000          2.1%         $45.31         2016         $1,796,400
Theodore R. Tetzlaff...     93,300          1.6%         $45.31         2016         $1,396,701
Stacy S. Dick..........     93,300          1.6%         $45.31         2016         $1,396,701
Robert T. Blakely......     80,000          1.4%         $45.31         2016         $1,197,600

------------
(1) The options reported in this column and in the Summary Compensation Table consist of Non-Qualified Options granted under the Company's Stock Ownership Plan. The options become fully exercisable on the fourth anniversary of the grant, subject, however, to partial earlier vesting in increments of one third in the event that certain stock price performance objectives are achieved prior to the fourth anniversary of the Grant. The number of options granted to each of the persons named represents two-thirds of a three year award. The remaining one-third will be granted in 1997. No future option awards are planned for these persons until the year 2000. This front-loaded stock option award is intended to provide a significant incentive for enhancing shareholder value. In addition, such front-loaded awards are often found in the marketplace among companies that have experienced a significant financial restructuring as the Company did in 1996. These numbers do not include options (the "Previously Granted Options") previously granted by Old Tenneco and converted (the "Converted Options") into options to purchase shares of the Company's Common Stock. The conversion was made pursuant to a formula under which the excess of the fair market value of the shares subject to the options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Old Tenneco shares subject to his Old Tenneco stock options immediately before such cancellation over the aggregate option price under such Old Tenneco options. The Converted Options become exercisable at the same time that the Previously Granted Options would have become exercisable if they had remained outstanding. Accordingly, Converted Options expiring in 2003 were fully exercisable when granted; Converted Options expiring in 2004 were granted with two-thirds exercisable and one-third becoming exercisable on the anniversary date of the Grant in calendar year 1997; Converted Options expiring in 2005 were granted with one-third exercisable, one-third becoming exercisable on the anniversary date of the Grant in calendar year 1997 and one-third becoming exercisable on the anniversary date of the grant in calendar year 1998; Converted Options expiring in 2006 were granted with one-third becoming exercisable on the anniversary date of the grant in calendar year 1997, one-third becoming exercisable on the anniversary date of the grant in calendar year 1998, and one-third becoming exercisable on the anniversary date of the grant in calendar year 1999. Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely received 580,509; 92,881; 74,304; 70,822; and 71,605 Converted Options,
     respectively.

(2) These options provide that a grantee who delivers shares of Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the plan) on the date they are granted, become exercisable six months from that date and expire coincident with the options they replace. Grantees are limited to 10 reload options and the automatic grant of such reload options is limited to twice during any one calendar year.

(3) All options were granted at 100% of the fair market value on the date of grant.

(4) The Black-Scholes model was used to determine the grant date present value of the stock options. This method requires the use of certain assumptions that affect the value of the option. The assumptions used in this model are the volatility of the Company's stock price, an estimate of the risk-free interest rate and expected dividend yield. For purposes of this model, a volatility factor of 24.4%, a 6.15% risk-free interest rate, and a 2.5% expected dividend rate were used. No adjustments were made for non-transferability or for risk of forfeiture of the stock options. This model assumed all of the options are exercised by the 10th year. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the Common Stock at the date of exercise, which may vary from the theoretical valued indicated in the table.

(5) As discussed in footnote (1) above, all Old Tenneco stock options held by employees of the Company were cancelled as of December 11, 1996, upon the consummation of the Distribution. The Company has adopted a plan (the "Company Stock Ownership Plan"), which is substantially similar to the Old Tenneco Stock Ownership Plan. Prior to the Distribution, Old Tenneco approved the Company's Stock Ownership Plan as the sole shareholder of the Company. Options (the "Converted Options") were granted under the Company Stock Ownership Plan as of December 12, 1996, to all employees of the Company who formerly held Old Tenneco options. Each such employee received Converted Options of the Company under which the excess of the fair market value of the shares subject to the options immediately after the grant over the aggregate option price is not more than the excess of the aggregate fair market value of all Old Tenneco shares subject to his Old Tenneco stock options immediately before such cancellation over the aggregate option price under such Old Tenneco options. The terms of the Converted Options are the same as if the Old Tenneco options had remained outstanding except to the extent that the Company Stock Ownership Plan reflects plan enhancements adopted after the Old Tenneco options were granted. The Converted Options provide that a grantee who delivers shares of Company's Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the Company Stock Ownership Plan) on the date they are granted, become exercisable six months from that date and expire at the same time as the options they replace. Grantees are limited to 10 reload options and the automatic grant of such reload options is limited to twice during any one calendar year.

                            OPTIONS EXERCISED IN 1996 AND
                                1996 YEAR-END VALUES

     The following table sets forth the number of stock options held, as of December 31, 1996, by the persons named in the Summary Compensation Table. No options to acquire shares of the Company's Common Stock were exercised during 1996.

                                         TOTAL NO. OF UNEXERCISED          VALUE OF UNEXERCISED
                                             OPTIONS HELD AT            IN-THE-MONEY OPTIONS HELD
                                            DECEMBER 31, 1996              AT DECEMBER 31, 1996
                                       ----------------------------    ----------------------------
               NAME                    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----                    -----------    -------------    -----------    -------------
Dana G. Mead.......................      174,155         619,354        $502,376       $1,669,657
Paul T. Stecko.....................       21,672         191,209        $ 76,141       $  317,887
Theodore R. Tetzlaff...............       19,350         148,254        $ 57,102       $  238,417
Stacy S. Dick......................       14,706         149,416        $ 44,414       $  233,753
Robert T. Blakely..................       18,325         133,280        $ 50,758       $  225,730

                               PENSION PLAN TABLE

     The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan, Benefit Equalization Plan, and Supplemental Executive Retirement Plan ("SERP") to persons in specified remuneration and years of credited participation classifications.

                          YEARS OF CREDITED PARTICIPATION
              --------------------------------------------------------
REMUNERATION     15         20         25          30           35
------------  --------   --------   --------   ----------   ----------
    $450,000  $106,100   $141,400   $176,800     $212,100     $247,500
     500,000   117,900    157,100    196,400      235,700      275,000
     550,000   129,600    172,900    216,100      259,300      302,500
     600,000   141,400    188,600    235,700      282,900      330,000
     650,000   153,200    204,300    255,400      306,400      357,500
     700,000   165,000    220,000    275,000      330,000      385,000
     750,000   176,800    235,700    294,600      353,600      412,500
     800,000   188,600    251,400    314,300      377,100      440,000
     850,000   200,400    267,100    333,900      400,700      467,500
     900,000   212,100    282,900    353,600      424,300      495,000
     950,000   223,900    298,600    373,200      447,900      522,500
   1,000,000   235,700    314,300    392,900      471,400      550,000
   1,100,000   259,300    345,700    432,100      518,600      605,000
   1,200,000   282,900    377,100    471,400      565,700      660,000
   1,300,000   306,400    408,600    510,700      612,900      715,000
   1,400,000   330,000    440,000    550,000      660,000      770,000
   1,500,000   353,600    471,400    589,300      707,100      825,000
   1,600,000   377,100    502,900    628,600      754,300      880,000
   1,700,000   400,700    534,300    667,900      801,400      935,000
   1,800,000   424,300    565,700    707,100      848,600      990,000
   1,900,000   447,900    597,100    746,400      895,700    1,045,000
   2,000,000   471,400    628,600    785,700      942,900    1,100,000
   2,100,000   495,000    660,000    825,000      990,000    1,155,000
   2,200,000   518,600    691,400    864,300    1,037,100    1,210,000

------------
NOTES:
 1. The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Retirement Plan and the employee's average base salary during the final five years of credited participation in the Plan; such benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation under the Retirement Plan (or any supplemental plan) for Messrs. Mead, Stecko, Dick, and Blakely, are 4, 3, 3, and 15, respectively (see: Note 2 below for additional information relating to Messrs. Mead, Stecko, Dick and Blakely; and the "Summary Compensation Table" on page 11 for salary and bonus information for Messrs. Mead, Stecko, Dick, and Blakely).

 2. Pursuant to the employment agreement with Mr. Stecko described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements", the Company has agreed to pay him such supplemental payments (in addition to any benefits payable under the Company's qualified and non-qualified pension plans) as may be necessary to make his total payments equal to the amount he would have received had he continued to be covered under the pension plan maintained by his former employer.

    Under separate appendixes to the SERP, Messrs. Blakely and Dick are entitled to supplemental pension benefits determined by including their bonuses in compensation for pension purposes, and with respect to Messrs. Stecko and Dick, by recognizing actual service plus an additional one year and five years, respectively.

    Mr. Mead is not covered by the Retirement Plan, the Benefit Equalization Plan, or the SERP. Under a separate pension agreement, Mr. Mead is entitled to a pension determined under a formula that counts both salary and bonus earned under the Executive Incentive Compensation Plan and that recognizes actual service plus an additional 14 2/3 years.

 3. The Company provides Mr. Tetzlaff with an individual pension benefit. It is based on Mr. Tetzlaff's salary and bonus and also provides for guaranteed graduated minimum annual benefits of $100,000 beginning in 1998, $200,000 per year beginning in 2003, and $300,000 per year beginning in 2008 (see:
    "Summary Compensation Table" on page 11 for salary and bonus information on Mr. Tetzlaff).

                            ------------------------

COMPENSATION OF DIRECTORS

     All directors who are not also officers of the Company or its subsidiaries (except as relates to Case Corporation discussed below) annually are each paid a director's fee of $32,000 per annum and receive 300 restricted shares of the Company's Common Stock (discussed below) and are paid an attendance fee of $1,500 plus expenses for each meeting of the Board of Directors attended. Each director who serves as a Chairman of the Audit, Compensation and Benefits, or Nominating and Management Development Committees of the Board of Directors is paid an additional fee of $7,000 per Chairmanship, and directors who serve as members of such committees are paid an additional fee of $4,000 per committee membership. Members of the Executive Committee receive an additional $1,500 attendance fee plus expenses for each meeting of that committee attended. Payment of all or a portion of such fees, together with interest and/or earnings, may be deferred at the election of the director until the earliest of
(i) the year next following the date upon which he or she ceases to be a director of the Company or, (ii) the year selected by the director for commencement of payment of the deferred amount.

     During 1996 the Board eliminated the retirement plan for directors who are not also officers of the Company, which provided retirement benefits based on years of service and the aggregate amount of director and committee fees being received at the time of retirement. Subsequent to completion of the Distribution (as described on page 1), in December 1996, the Company distributed 2,643; 5,227; 5,863; 5,528; 1,268; 1,335; and 1,600
restricted shares of Common Stock to Ms. Eickhoff and Messrs. Andrews, Blumenthal, Johnson, McCoy, Weiss, and Wharton, respectively: such shares represent the accrued value of their vested benefit under the prior retirement plan as of December 31, 1995 (Messrs. Flawn and Harris are fully vested in the retirement plan and will receive benefits upon retirement).

     Directors who are not also officers of the Company receive annually 300 restricted shares of the Company's Common Stock, and an additional 340 restricted shares of Common Stock are received annually by Ms. Eickhoff and Messrs. Andrews, Blumenthal, McCoy, Weiss, and Wharton for future amounts applicable to the discontinued retirement plan. Such restricted shares may not be sold, transferred, assigned, pledged, or otherwise encumbered and are subject to forfeiture should the director cease to serve on the Board prior to the expiration of the restricted period that ends upon such director's normal retirement from the Board, unless such director is disabled, dies, or the Compensation and Benefits Committee of the Board, at its discretion, determines otherwise. During such restricted period, holders of restricted shares are entitled to vote the shares and receive dividends.

     Messrs. Mark Andrews, Dana G. Mead, and Theodore R. Tetzlaff each served as directors of Case Corporation in 1996 (Case Corporation was an affiliate of the Company until March 13, 1996, when the Company and its subsidiaries sold their remaining ownership interest in Case Corporation in an underwritten public offering). Mr. Mead also served as a member of the Case Corporation Nominating Committee. Mr. Andrews also served as Chairman of the Audit Committee of Case Corporation and was a member of the Case Corporation Compensation Committee. Mr. Tetzlaff also served as a member of the Case Corporation Compensation Committee. During 1996, prior to the sale of the Company's remaining interest in Case Corporation, Mr. Andrews, as a director of Case Corporation, was paid a meeting attendance fee of $1,000. For information as to the amounts received by Messrs. Mead and Tetzlaff from Case Corporation, see footnote (7) to the "Summary Compensation Table" above.

                            ------------------------

     The report of the Compensation and Benefits Committee and the performance graph that appear immediately below are not deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.
                            ------------------------

TENNECO INC. COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     The executive compensation philosophy, policies, plans, and programs of the Company are under the supervision of the Compensation and Benefits Committee (the "Committee"), which is composed of the directors named below, none of whom is an officer or employee of the Company. The Committee has furnished the following report on executive compensation:

  Compensation Philosophy

     The basic philosophy underlying Tenneco's executive compensation policies, plans, and programs is that executive and shareowner financial interests should be aligned as closely as possible, and the compensation package should be based on delivering pay in line with performance.

     Accordingly, the executive compensation program for the Company's Chief Executive Officer ("CEO") and the other executives named in this proxy statement ("Named Executives"), as well as other executives of the Company, has been structured to:

     -- Reinforce a results-oriented management culture with executive pay that varies according to overall corporate, division, and individual performance against aggressive goals.

     -- Focus on annual and long-term business results that lead to improvement in shareowner value. These include financial measures, such as EVA*, earnings per share, net income, cost of quality, and working capital reduction, and non-financial measures, such as those that reflect performance in safety, environmental, equal employment opportunity, and effective leadership.

     -- Provide incentives, in the form of substantial long-term reward potential, for high performing senior executives to remain employees of the Company.

     -- De-emphasize fixed compensation in the form of base salary and place greater emphasis on variable performance-based and long-term compensation.

     -- Align the interests of the Company's executives and shareowners by accelerating the acquisition and requiring the retention of Tenneco shares by senior executives.

     --  Provide plans that are simple and easy to describe and understand.

     Based on these objectives, the executive compensation program has been designed to generate compensation from several sources: salaries, annual cash incentive awards, stock ownership opportunities, and other benefits typically offered to executives by major corporations.

---------------

* EVA is after-tax operating profit minus the annual cost of capital. By increasing EVA, management believes it will build value for shareowners.

     The Company's policy is to provide total compensation to its executives based on performance that is competitive and at market levels, for companies of comparable size, when financial and qualitative targets are met. Tenneco's compensation plans provide that as an executive's level of responsibility increases, (i) a greater portion of his/her potential total compensation is based on performance (both individual and corporate), and a lesser portion is comprised of salary, causing potentially greater variability in the individual's total compensation from year-to-year, and (ii) the mix of compensation for that executive shifts to a greater portion being derived from compensation plans that result in stock ownership.

     In designing and administering the components of the executive compensation program, the Committee strives to balance short and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance, and determining actual incentive payments.

     The following is a description of each of the components of the executive compensation program along with a discussion of the decisions and action taken by the Committee with regard to 1996 compensation; there also follows a discussion regarding the CEO's compensation.

  Annual Cash Compensation Program

     An executive's annual cash compensation consists of a base salary plus amounts paid in lieu of Company matching contributions to the Thrift Plan and bonuses under the Company's Executive Incentive Compensation Plan. Each year the Committee reviews with the CEO and the senior human resources executive of the Company an annual salary plan for the Company's executives and other key management personnel (excluding the CEO), following which the Committee approves that plan with changes that the Committee deems appropriate. The salary plan that is developed is based in part on competitive market data and on assessments of past and anticipated future performance. The Committee employs competitive market data for directional and guideline purposes in combination with corporate, divisional, and individual performance results. The competitive market data used by the Committee includes several of the companies comprising the Peer Group on the Performance Graph, which follows this report. However, their inclusion in this data is a function of their participation in the various nationally recognized compensation surveys in which the Company participates, rather than an alignment of companies in similar industry groups. Salary levels are structured within a range of reputable survey data for comparable companies without regard to the performance of the companies surveyed. The range is used to allow judgments as to the quality of Tenneco's performance and individual executive performance. The Committee also reviews, with the assistance of the senior human resources executive, and sets the salary of the CEO based on similar information and criteria and the Committee's assessment of his past performance and its expectations as to his future contribution in leading the Company.

     Annual performance goals (net income, working capital reduction, EVA and other qualitative objectives that have been assigned to division and individual participants) are established under the Executive Incentive Compensation Plan at the beginning of each year for purposes of determining incentive awards for that year. At the conclusion of each year, the Committee approves incentive award payments to executives based on the degree of achievement of the goals established at the beginning of that year and on judgments of individual performance. Using net income, working capital reduction, and EVA as a starting point, each organization receives incentive compensation funds based on judgmental considerations including the degree of difficulty in meeting targets, contribution to overall corporate performance, capital and asset management, safety performance, quality and risk management initiatives, equal employment opportunities performance, and leadership. The Committee does not place a greater value on any particular one of these considerations; rather, the performance against such goals is considered as part of the overall information considered by the Committee. The Committee makes individual awards based upon its evaluation of the individual's contribution to the overall performance results of his/her division. It is the Committee's assessment that the Company performed very well in relation to the goals set for 1996, as set out on pages 23 and 24.

     The CEO, the Named Executives and other senior executives of the Company, its subsidiaries and divisions may receive performance units under the 1996 Stock Ownership Plan. The performance units will permit these executives to earn cash bonuses based upon the attainment of specified goals relating to earnings per share from continuing operations or shareowner returns.

  Long-Term Incentives -- Stock Awards

     The Company's long-term stock incentive plan (1996 Stock Ownership Plan) is designed to align a significant portion of the executive compensation plan with shareowner interests. This plan permits the granting of a variety of long-term awards including stock options, restricted stock, and performance shares. Shares of stock are awarded based on an analysis of competitive levels of stock awards and an assessment of individual performance. As an individual's level of responsibility increases, a greater portion of variable performance related compensation will be in the form of stock. For example, at the senior officer level 50-55% of total compensation is in the form of stock options and performance shares, while at lower levels 25-30% of the total is in stock. In addition, the Company maintains requirements or guidelines for stock ownership depending on an individual's organization level for executives of the Company and its subsidiaries. The Chairman and CEO is required to hold seven times salary and other senior officers three to four times salary.

  CEO Compensation

     The Committee determined that the level of the Company's performance during 1996 represented significant achievements. Factors considered by the Committee included the following achievements and improvements:

     - Successful completion of the corporate transformation of Tenneco from a highly diversified industrial corporation to a global manufacturing company focused on its Automotive and Packaging businesses which included:

      -- The sale of Tenneco's remaining investment in Case Corporation, generating proceeds of approximately $788 million and an after-tax gain of $340 million.

      -- The successful auction of the Tenneco Energy Business, generating value for Tenneco shareowners in excess of $4 billion.

      -- The completion of the spin-off of Newport News to Tenneco shareowners, which generated value for Tenneco shareowners in excess of $500 million. Newport News also returned $600 million to Tenneco as a result of the spin-off.

     - The separation of the energy, shipbuilding, and industrial businesses of Tenneco generated opportunities for shareowners to realize greater value from the three separate companies as analysts, investors, and shareowners can more readily evaluate the separate operations of the businesses.

     - In connection with the spin-off and merger transactions Tenneco's debt levels were reduced $3.3 billion allowing it the opportunity to expand the Automotive and Packaging businesses through internal growth and strategic acquisitions, generating opportunities to create shareowner value.

     - The annual return to shareowners on Tenneco's common stock has averaged 15% since January 1, 1992, compared with Standard & Poor's 500 return of 15.2% over the same period.

     - Strong performance at both Tenneco Packaging and Tenneco Automotive, each of which posted record revenues during 1996. Tenneco Automotive also posted record operating income and both divisions exceeded the average performance of their industry peer groups.

     - Continued focus on redeployment opportunities and growth through strategic acquisitions, reducing Packaging's exposure to the cyclical recycling business through a sale to a joint venture and providing growth opportunities through Tenneco Automotive's acquisition of Clevite, National Springs, and Luis Minuzzi e Hijos and Tenneco Packaging's purchase of Amoco Foam Products. These acquisitions are targeted where Tenneco sees the greatest opportunity for growth in its two businesses in order to create shareowner value.

     - Tenneco continued to identify and remove cost of quality across the organization and initiated a company-wide effort to reduce divisional working capital by nearly $300 million over the three-year period 1996 through 1998. During 1996 Tenneco eliminated approximately $230 million in failure cost, such as rework, scrap and defects, while adding about $150 million to operating income or a total of approximately $.50 per share. The working capital effort will reduce financing costs for Tenneco and contribute to growth in earnings per share.

     - Tenneco Business Services (TBS) continued to make significant progress on its mission, contributing an overall benefit of $35 million, or more than $.10 per share, in operating income across Tenneco during 1996.

     - Recognition by Industry Week magazine of Tenneco as one of the 100 best managed companies in the world and of Tenneco Packaging's Counce, Tennessee, mill as one of the ten best plants in America and recognition of Tenneco's safety and health programs at Tenneco Automotive's Paragould, Arkansas, plant earned the Occupational Safety and Health Administration's Star Award. Tenneco also reduced overall company-wide injury rates 15% while performing in the top tier of its industry group.

     The Committee's assessment is that the Company, under the leadership of its CEO, and the initiatives and programs he put in place have produced significant improvements in Tenneco's overall performance including the factors set forth above, which were specifically considered by the Committee in formulating his compensation.

     In 1996 the incentive award to the CEO was $900,000, which was deferred until Mr. Mead's retirement. The CEO also received in 1996 a $100,000 deferred compensation award (this deferred compensation plan for senior executives has since been eliminated). The size of these awards is consistent with awards to other senior executives and reflects the Committee's judgment based on its evaluation of Mr. Mead's contribution to the Company's operating results, which are set out above.

     In December 1996 Mr. Mead was awarded 213,000 options to purchase shares of stock in the new Tenneco (which resulted from the reorganization). The number of options granted in 1996 represents two-thirds of a three-year award to Mr. Mead. The remaining one-third (107,000 options) will be granted in 1997. No future option awards are planned until the year 2000. This front-loaded stock option award is intended to provide a significant incentive for enhancing shareholder value. In addition, such front-loaded awards are often found in the marketplace among companies that have experienced a significant financial restructuring as Tenneco did in 1996. A multi-year option award of this kind is not unusual in situations involving a spin-out of a new company.

     In January 1996, the CEO received a grant of performance shares and an option to purchase shares of Common Stock in amounts consistent with awards given to other senior executives and reflecting the Committee's judgment based on its evaluation of Mr. Mead's contribution to the Company. In conjunction with the Company's reorganization that was approved by shareholders in December 1996, all stock options granted prior to the reorganization have been converted to options to purchase stock in the new Tenneco. The options were converted in a manner that maintained the aggregate option value immediately after the restructuring at the same value as it was immediately before the restructuring. In addition, prior to the effective date of the restructuring, all outstanding performance shares and restricted shares were vested and delivered to Mr. Mead as unrestricted shares. This was done in order for Mr. Mead and other executives to participate in the Company's reorganization in the same manner as other shareowners.

     Effective January 1, 1997, Mr. Mead's base salary was increased from $950,000 to $970,000. The amount of his increase was consistent with the salary increases for other senior corporate executives in the Company, but was below the average merit increase budget for other executives and managers, both in the market and at Tenneco. The amount of Mr. Mead's increase was based on the Company's belief that CEO compensation should primarily consist of performance-based incentives.

  $1 Million Tax Limitation

     Effective in 1994, the Internal Revenue Code of 1986, as amended, imposed a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the CEO or a Named Executive who is employed on the last day of the year; provided, however, "performance-based compensation" is excluded from this $1 million limitation.

     The 1996 Stock Ownership Plan subjects stock options, stock appreciation rights, stock equivalent units, and performance unit grants to certain conditions designed to make the cash or stock that an executive receives under such awards "performance-based compensation"; however, restricted stock awards under that Plan will not qualify as "performance-based compensation" and will therefore be subject to the $1 million limitation.

       Compensation and Benefits Committee

            Clifton R. Wharton, Jr.--Chairman
            Mark Andrews
            Belton K. Johnson
            John B. McCoy
            Sir David Plastow

PERFORMANCE GRAPH

     The following performance graph compares the Cumulative Total Return (as defined below for the following graph) on a $100 investment on December 31, 1991, in shares of common stock of Old Tenneco with (i) the Standard & Poor's 500 Stock Index; and (ii) an industry peer group that includes representative companies from the industries in which the Company's automotive and packaging divisions compete.

Performance Graph

   BASE-DECEMBER 31, 1991=100

                                                       (Notes on following page)

------------
     NOTES:

     1. "Cumulative Total Return" of Old Tenneco is based on share price appreciation plus dividends for the five years from December 31, 1991, through December 31, 1996 (assuming the reinvestment of dividends over such period and the reinvestment of the value of the Newport News Shipbuilding Inc. shares, received as part of the Distribution, and the El Paso shares, received as a result of the Merger, into shares of the Company's Common Stock).

     2. The Peer Group, constructed by the Company and comprised of the following companies (which are competitors of the Company's automotive and packaging divisions), is based on market capitalization weighted Cumulative Total Return of the companies comprising the Automotive Parts Portfolio and the Packaging/Forest & Paper Products Portfolio, respectively. Each portfolio is then weighted to reflect Tenneco's revenues within such industry for each year.

        Automotive Parts Portfolio: Allied Signal Inc., Arvin Industries, Inc., Cooper Industries, Inc., Dana Corporation, Echlin Inc., ITT Industries, Inc., Magna International Inc., and TRW Inc.; and Packaging/Forest & Paper Products Portfolio: AEP Industries Inc., Bemis Company, Inc., First Brands Corporation, Great Pacific Enterprises Inc., Georgia-Pacific Corporation, International Paper Company, James River Corporation of Virginia, Jefferson Smurfit Corporation, Sonoco Products Company, Stone Container Corporation, The Carlisle Companies Inc. and Temple-Inland Inc.

     3. The stock performance shown on this graph is not necessarily indicative of future performance of the Company's Common Stock.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has an agreement with Mr. Mead for his employment with the Company providing for the payment to Mr. Mead of a salary of not less than $575,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Also the Company has agreed that in the event Mr. Mead's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Mead an amount equal to three times his annual salary plus $300,000. In the event of Mr. Mead's death prior to retirement, all restrictions remaining on any outstanding awards under the Restricted Stock Plan will lapse, and the shares will be distributed to his estate or his beneficiary, as so designated.

     The Company has an agreement with Mr. Dick for his employment with the Company providing for the payment to Mr. Dick of a salary of not less than $325,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Also, the Company has agreed that in the event Mr. Dick's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Dick an amount equal to his annual salary.

     The Company has an agreement with Mr. Stecko for his employment with Tenneco Packaging Inc. providing for the payment to Mr. Stecko of a salary of not less than $320,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). The Company has also agreed that, in the event Mr. Stecko's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Stecko an amount equal to three times his base salary and will purchase his home in accordance with the Company's home purchase program. Additionally, in the event Mr. Stecko's employment is terminated within three years of the date of a change in control of Tenneco Packaging, the Company will pay Mr. Stecko an amount equal to three times his base salary.

     The Company has established a Benefits Protection Program (the "Program") to enable the Company to continue to attract, retain, and motivate highly qualified employees by eliminating (to the maximum practicable extent) any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "Change-in-Control" of the Company (as such term is defined in the Program). The Program is designed to achieve this purpose through (i) the establishment of a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following such Change-in-Control, and (ii) the establishment of a trust fund designed to ensure the payment of benefits accrued under certain plans. Under the Program, Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely would have become entitled to receive payments from the Company in the amount of $5,451,000; $2,196,000; $2,199,000; $1,995,000 and $1,941,000 respectively, had their position been terminated on December 31, 1996, and, in addition, restricted shares held in the name of such individuals under the Company's Restricted Stock Plans would have automatically reverted to the Company, and the Company would have been obliged to pay such individuals the fair market value thereof all as provided by such plans. The performance share equivalent units would also have been fully vested and paid.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During 1996 the Company and its subsidiaries paid the law firm of Jenner & Block, of which Theodore R. Tetzlaff, General Counsel of the Company, is a partner, approximately $16.9 million for legal services (pursuant to an agreement with the Company, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to the responsibilities of General Counsel of the Company, and will not receive from Jenner & Block any part of the fees paid by the Company to that firm during such period he serves as General Counsel). All such transactions discussed above were in the ordinary course of business.

     During fiscal year 1996, certain executive officers of the Company were indebted to the Company. Such indebtedness was incurred in connection with relocation of such persons and all amounts outstanding are secured by a subordinated mortgage note, which accrues interest at the rate of 3% per year on the unpaid balance and matures at the earlier of the individual's termination of employment or the year 2026. Principal is payable in full at maturity and the payment of interest has been deferred for 1997. The Company has provided low interest loans in the past in connection with executive relocations. The following sets forth the approximate aggregate amount outstanding as of December 31, 1996, (and is the largest aggregate amount outstanding during 1996); Dana G. Mead, $400,659; Stacy S. Dick, $408,043; Robert T. Blakely, $406,626; Barry R. Schuman, $413,351; John L. Howard, $306,428; Jack Lascar, $405,670; Mark A. McCollum, $408,274; Karen R. Osar, $407,153; Stephen J. Smith, $410,285; and Karl A. Stewart, $413,582.

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 2)

          THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL

     Financial statements of the Company and its consolidated subsidiaries are included in the Company's Annual Report furnished to all shareowners. Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company to examine its consolidated financial statements for the year ended December 31, 1997, and has determined that it would be desirable to request that the shareowners approve such appointment. If the shareowners should not approve such appointment, the Audit Committee and the Board would reconsider the appointment. Arthur Andersen LLP also acted as the Company's principal accountants for the fiscal year ended December 31, 1996. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote all proxies (unless otherwise directed by shareowners) in accordance with their judgment on such matters.

                   EFFECT OF ABSTENTIONS AND BROKER NON-VOTE

     The Company's By-Laws require a majority of the shares authorized to vote at the Annual Meeting of Shareowners be present, in person or by Proxy, to establish a quorum. Shares abstaining with regard to a matter to be presented to the shareowners constitute part of the quorum present with respect to such matter; however, shares for which voting power has been withheld, such as broker non-votes, do not constitute part of the quorum present with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting may be greater than the shares present for action on a particular proposal.

                       SOLICITATION OF PROXIES AND VOTING

     A Proxy may be revoked by notice in writing to the Secretary at any time prior to the exercise thereof.

     The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally, or by telephone, telecopy or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees, and other like parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson & Co. Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $25,000.

                       SUBMISSION OF SHAREOWNER PROPOSALS

     Any proposal to be presented by a shareowner at the Company's 1998 Annual Meeting of Shareowners must be received by the Company by December 5, 1997, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that meeting.

                                                      KARL A. STEWART
                                               Vice President and Secretary

                            ------------------------

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO KARL A. STEWART, VICE PRESIDENT AND SECRETARY, TENNECO INC., 1275 KING STREET, GREENWICH, CONNECTICUT 06831-2946.

                                           NOTICE OF ANNUAL
                                           MEETING AND
                                           PROXY STATEMENT

                                           -------------------------------------

                                           ANNUAL MEETING
                                           OF SHAREOWNERS
                                           MAY 13, 1997

                                           TENNECO INC
                                           1275 KING STREET, GREENWICH,
                                           CONNECTICUT 06831-2946

                                                       TENNECO LOGO

TENNECO INC
1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000                                                      TENNECO LOGO

                                                                   April 4, 1997

Dear Benefit Plan Participant:

     The Annual Meeting of Shareowners of Tenneco Inc. is scheduled to be held in Chicago, Illinois, at 10:30 a.m., on Tuesday, May 13, 1997. A copy of the Notice and Proxy Statement, which is being sent to all registered shareowners in connection with the Annual Meeting is enclosed for your information.

     Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the "Trustee") how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions.

     If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account, FOR the election of the nominees for Directors named in the Proxy Statement, FOR the approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year 1997, and as recommended by Management on all other matters to be considered at the Annual Meeting.

     If you do not return your executed form of proxy to the Trustee, then your shares can be voted by the Trustee only in accordance with the requirements of your benefit plan, which may or may not reflect your views.

     YOUR VOTE IS IMPORTANT. PLEASE SEND YOUR EXECUTED FORM OF PROXY CARD WITH YOUR VOTING INSTRUCTIONS AT YOUR EARLIEST OPPORTUNITY. For your convenience, a return envelope is enclosed.

                                                  YOUR BENEFITS COMMITTEE

                                                        [TENNECO INC. LOGO]

                                  TENNECO INC
                   ANNUAL MEETING OF SHAREOWNERS MAY 13, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned does hereby appoint D.G. MEAD, P.T. FLAWN and K.A. STEWART and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Tenneco Inc. held of record by the undersigned at the close of business on March 14, 1997, and entitled to vote at the Annual Meeting of Shareowners of Tenneco Inc. to be held at 10:30 a.m., May 13, 1997, in the First Chicago Center, Conference & Theatre Level,
One First National Plaza, Chicago, Illinois, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

         Election of Directors-Nominees:
               Mark Andrews
               W. Michael Blumenthal
               Belton K. Johnson
               William L. Weiss

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.





[X]   Please mark your
      votes as in this
      example.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

1. Election of Directors     FOR          WITHHELD
   (SEE REVERSE)             / /            / /
For, except vote withheld from the following nominees(s):
_______________

2. Approval of Independent      FOR    AGAINST     ABSTAIN
   Accountants for year 1997    / /      / /         / /

3. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

  The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

  NOTE:  Please sign exactly as name
         appears hereon. Joint owners
         should each sign. When signing
         as attorney, executor, administrator,
         trustee, or guardian, please give full
         title as such.


______________________________________________

______________________________________________
SIGNATURE                                 DATE